EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‐236272 and 333-227304 on Form S‐3, No. 333‐238533 and 333-229464 on Form S‐4 and Nos. 333‐47403, 33‐52691, 333‐02873, 333‐65424, 333‐182405, 333-235254, and 333-237055 on Form S-8 of our reports dated February 9, 2021, relating to the consolidated financial statements of Bristol-Myers Squibb Company and subsidiaries and the effectiveness of Bristol-Myers Squibb Company and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 9, 2021

E-23-1